UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-124606

PROSPECTUS

Subject to Completion

May 13, 2005

TRUE RELIGION APPAREL, INC.

A NEVADA CORPORATION

UP TO 1,000,000 SHARES OF COMMON STOCK OF TRUE RELIGION APPAREL, INC.

This prospectus relates to the resale by the selling security holders named in this prospectus of up to 1,000,000 shares of our common stock that were sold by Jeffrey Lubell, our President, Chief Executive Officer and a director, on December 14, 2004, to four accredited investors in a private transaction in which the parties relied on the so-called Section 4(1½) exemption from the registration requirements of the Securities Act of 1933, as amended. These four accredited investors may offer to resell some or all of these 1,000,000 common shares pursuant to this prospectus.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. Although we will pay all of the expenses of this offering, Mr. Lubell has agreed to reimburse us.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "TRLG". On May 2, 2005, the closing price for one share of our common stock (last sale of the day) was $14.60 on the OTC Bulletin Board.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various risk factors described in the section of this Prospectus entitled "Risk Factors ", beginning on page 5, before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is May 13, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	4
RISK FACTORS	5
RISKS RELATED TO THIS OFFERING	5
SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING SECURITY HOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK	5
SINCE OUR SHARES ARE thinly traded and trading on the otc bulletin board may be sporadic because it is not an exchange, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES OF OUR COMMON STOCK	6
RISKS RELATED TO OUR BUSINESS AND OUR COMPANY	6
WE ARE IN THE EARLY STAGES OF OUR GROWTH AND WE HAVE ONLY JUST BEGUN TO EARN SIGNIFICANT REVENUE, WHICH MAKES IT DIFFICULT TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY	6
OUR CONTINUED OPERATIONS DEPEND ON CURRENT FASHION TRENDS. IF OUR PRODUCTS AND DESIGN DO NOT CONTINUE TO BE FASHIONABLE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.	6
WE DEPEND ON THIRD PARTIES FOR SIGNIFICANT ELEMENTS OF OUR SALES AND DISTRIBUTION EFFORTS. IF THESE THIRD PARTIES DO NOT CONTINUE TO ASSIST US IN OUR SALES AND DISTRIBUTION, OUR REVENUE COULD DECREASE, WHICH WOULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS	7
OUR BUSINESS COULD SUFFER IF WE NEED TO ADD OR REPLACE MANUFACTURERS.	7
OUR BUSINESS COULD SUFFER FROM THE FINANCIAL INSTABILITY OF OUR CUSTOMERS.	7
The Loss of Mr. Jeffrey lubell or OTHER KEY MANAGEMENT PERSONNEL Would Have an Adverse Impact on OUR Future Development and could impair our ability to succeed.	7
COMPETITION IN THE APPAREL INDUSTRY IS FIERCE	8
GOVERNMENT REGULATION AND SUPERVISION COULD RESTRICT OUR BUSINESS.	8
IF OUR COMPETITORS MISAPPROPRIATE OUR PROPRIETARY KNOW-HOW AND TRADE SECRETS, IT COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.	8
WE DO NOT EXPECT TO DECLARE OR PAY ANY DIVIDENDS.	8
FORWARD-LOOKING STATEMENTS	8
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	9
THE OFFERING	9

3

USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
SELLING SECURITY HOLDERS	9
PLAN OF DISTRIBUTION	10
LEGAL PROCEEDINGS	12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
DESCRIPTION OF SECURITIES	16
INTEREST OF NAMED EXPERTS AND COUNSEL	16
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	16
DESCRIPTION OF BUSINESS	18
MANAGEMENT'S DISCUSSION AND ANALYSIS AND OR PLAN OF OPERATION	22
DESCRIPTION OF PROPERTY	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
MARKET FOR COMMON EQUITY AND RELATED SECURITY HOLDER MATTERS	30
DIVIDEND POLICY	31
EXECUTIVE COMPENSATION	31
REPORTS TO SECURITY HOLDERS	33
FINANCIAL STATEMENTS	33
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	51
WHERE YOU CAN FIND MORE INFORMATION	51

4

As used in this prospectus, the terms "we", "us", "our", and "True Religion" mean True Religion Apparel, Inc., and our wholly owned subsidiary company Guru Denim, Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Number of Shares Being Offered

This prospectus relates to the resale by the selling security holders named in this prospectus of up to 1,000,000 shares of our common stock that were sold by Jeffrey Lubell, our President and Chief Executive Officer, on December 14, 2004, to four accredited investors in a private transaction in which the parties relied on the so-called Section 4(1½) exemption from the registration requirements of the Securities Act of 1933, as amended. These four accredited investors may offer to resell some or all of these 1,000,000 common shares pursuant to this prospectus.

The selling security holders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling security holders may sell these common shares through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 21,130,571 shares of our common stock issued and outstanding as at May 2, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders.

Address and Telephone Number

Our address is 1525 Rio Vista Avenue, Los Angeles, California 90035. Our telephone number is (323) 266-3072.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2004 and December 31, 2003, (including the notes to those financial statements) which are included elsewhere in this prospectus, along with the section entitled "Management's Discussion and Analysis" beginning on page 22 of this prospectus.

	For the year ended December 31, 2004	For the year ended December 31, 2003
Revenue	$27,667,418	$2,355,332
Net Income/Loss for the Period	$4,228,177	$(10,782)
Income/(loss) Per Share - diluted	$0.20	$(0.00)
	As at December 31, 2004	As at December 31, 2003
Working Capital Surplus/ (Deficiency)	$7,124,963	$813,841
Total Assets	$13,416,989	$1,472,394
Total Number of Issued Shares of Common Stock	20, 964,570	18,825,133
Total Share Capital	4,504,431	$917,020
Retained Earnings/Deficit	$4,193,538	$(34,639)
Total Stockholders' Equity	$7,542,063	$882,381

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of these risks. Further, the risks described below may not be the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING SECURITY HOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 21,130,571 shares of common stock issued and outstanding as of March 31, 2005. We are registering for immediate resale 1,000,000 of our common shares that are currently held by the selling security holders. These 1,000,000 shares of our common stock would represent approximately 4.73% of our issued and outstanding shares on May 2, 2005.

In light of the foregoing and as a result of this registration statement, a substantial number of our shares of common stock will be issued and available for immediate resale, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the selling security holders sell shares of our common stock could encourage short sales by them or others. Any such short sales could place a further downward pressure on the price of our common stock.

SINCE OUR SHARES ARE THINLY TRADED AND TRADING ON THE OTC BULLETIN BOARD MAY BE SPORADIC BECAUSE IT IS NOT AN EXCHANGE, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES OF OUR COMMON STOCK.

Our common stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated as the result of many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of the securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or the Nasdaq Stock Market, Inc., you may have difficulty reselling any of our common shares. This difficulty may be increased as the result of this registration statement making up to an additional 1,000,000 shares of our common stock available for immediate resale.

RISKS RELATED TO OUR BUSINESS AND OUR COMPANY

WE ARE IN THE EARLY STAGES OF OUR GROWTH AND WE HAVE ONLY JUST BEGUN TO EARN SIGNIFICANT REVENUE, WHICH MAKES IT DIFFICULT TO EVALUATE WHETHER WE WILL CONTINUE OPERATE PROFITABLY.

We are in the early stages of the growth of our company, which is involved primarily in the production and processing of high fashion denim apparel. As a result, we do not have a meaningful historical record of sales and revenues nor an established business track record. We have only recently begun to earn significant profits.

Unanticipated problems, expenses and delays are frequently encountered in ramping up production and sales and developing new products, especially in the current stage of our business. Our ability to continue to successfully develop, produce and sell our products and to generate significant operating revenues will depend on our ability to, among other things:

•	Continue to successfully develop and operate production facilities or maintain existing or new agreements with third parties to perform these functions on our behalf; and
•	successfully market, distribute and sell our products or enter into agreements with third parties to perform these functions on our behalf.

Given our limited operating history, lack of long-term sales history and other sources of revenue, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to continue to be profitable.

During the year ending December 31, 2004 we raised $2,000,000 in a private placement of equity and our management believes that we can sustain our operations for the next year from a combination of the proceeds of this private placement, existing working capital and from operating revenue. The future of our company will depend upon our ability to continue to obtain adequate orders for our products, prompt payment for our products and, as and when needed, sufficient financing and continuing support from our factor FCC, LLC, and to continue to maintain profitable operations. To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis and in a timely manner, our business, results of operations, financial condition and prospects could be materially adversely affected.

OUR CONTINUED OPERATIONS DEPEND ON CURRENT FASHION TRENDS. IF OUR PRODUCTS AND DESIGN DO NOT CONTINUE TO BE FASHIONABLE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The novelty and the design of our True Religion Brand Jeans® apparel is important to our success and competitive position, and the inability to continue to develop and offer such unique products to our customers could harm our business. We cannot be certain that high fashion denim apparel will continue to be fashionable. Should the trend steer away from high fashion denim apparel, sales could decrease and our business could be adversely affected. In addition, there are no assurances that our future designs will be successful, and any unsuccessful designs could adversely affect our business.

WE DEPEND ON THIRD PARTIES FOR SIGNIFICANT ELEMENTS OF OUR SALES AND DISTRIBUTION EFFORTS. IF THESE THIRD PARTIES DO NOT CONTINUE TO ASSIST US IN OUR SALES AND DISTRIBUTION, OUR REVENUE COULD DECREASE, WHICH WOULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

We limit our marketing efforts to participation at trade shows where we showcase our products. We depend substantially upon third parties for several critical elements of our business including, among other things, sales and distribution activities. There can be no assurance that we or these third parties will be able to establish or maintain adequate sales and distribution capabilities, that we will be able to enter into agreements or relationships with third parties in additional territories on financially acceptable terms or that any third parties with whom we enter into such arrangements will be successful in selling or distributing our products. If they are not, our business could be negatively impacted. Also, if we are unable to maintain our relationships with these sales agents and distributors or if these sales agents and distributors begin selling our competitors products, then our ability to generate revenues through the sale of our products could be negatively impacted.

OUR BUSINESS COULD SUFFER IF WE NEED TO ADD OR REPLACE MANUFACTURERS.

Although we design and market our products, we outsource manufacturing to third party manufacturers. Outsourcing the manufacturing component of our business is common in the apparel industry and we compete with other companies for the production capacity of our manufacturers. Because we are a small enterprise and many of the companies with which we compete have greater financial and other resources than we have, they may have an advantage in the competition for production capacity. We currently outsource our production to only three manufacturers. If we experience a significant increase in demand, or if we need to replace any of the manufacturers that we currently use, we may have to expand our third party manufacturing capacity. We cannot be assured that this capacity will be available to us, or that if available it will be available on terms that are acceptable to us. If we cannot produce a sufficient quantity of our products to meet demand or delivery schedules, our customers might reduce demand, reduce the purchase price they are willing to pay for our products or replace our product with the product of a competitor, any of which could have a material adverse effect on our financial condition and operations.

OUR BUSINESS COULD SUFFER FROM THE FINANCIAL INSTABILITY OF OUR CUSTOMERS.

We sell our product primarily to retail and distribution companies in the United States on open account with 30 to 45 day payment terms. In foreign markets, we try to obtain a letter of credit or wire transfer upon shipment, but these arrangements are not always possible. Financial difficulties with a customer could result in serious losses for our company.

THE LOSS OF MR. JEFFREY LUBELL OR OTHER KEY MANAGEMENT PERSONNEL WOULD HAVE AN ADVERSE IMPACT ON OUR FUTURE DEVELOPMENT AND COULD IMPAIR OUR ABILITY TO SUCCEED.

Our performance is substantially dependent upon the expertise of our President, Mr. Jeffrey Lubell, and other key management personnel and our ability to continue to hire and retain these people. Mr. Lubell spends all of his working time working with our company and our wholly-owned subsidiary. It may be difficult to find sufficiently qualified individuals to replace Mr. Lubell or other key management personnel if we were to lose any one or more of them. The loss of Mr. Lubell or any of our key management personnel could have a material adverse effect on our business, development, financial condition, and operating results.

We do not maintain "key person" life insurance on any of our directors or senior executive officers.

COMPETITION IN THE APPAREL INDUSTRY IS FIERCE

The apparel industry, in general, and the designer denim sector, in particular, is intensely competitive and fragmented. We compete against a large number of well-established companies with greater product and name recognition and with substantially greater financial, marketing and distribution capabilities than ours, as well as against a large number of small specialty producers. Our competitors include, by way of example, Levi Strauss & Co., Giorgio Armani, Polo Ralph Lauren Corporation, Calvin Klein and other well known and respected brands. There can be no assurance that we can compete successfully in this complex and changing market. If we cannot, our business will be adversely affected.

GOVERNMENT REGULATION AND SUPERVISION COULD RESTRICT OUR BUSINESS.

Any negative changes to international trade agreements and regulations such as NAFTA or any agreements affecting international trade such as those made by the World Trade Organization which result in a rise in trade quotas, duties, taxes and similar impositions or which has the result of limiting the countries from whom we can purchase our fabric or other component materials, or limiting the countries where we might market and sell our products, could have an adverse effect on our business.

IF OUR COMPETITORS MISAPPROPRIATE OUR PROPRIETARY KNOW-HOW AND TRADE SECRETS, IT COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

The loss of or inability to enforce our trademark True Religion Brand Jeans® and the trademarked "Buddah" logo and other proprietary know-how and trade secrets could adversely affect our business.

We depend heavily on trade secrets and the design expertise of Jeffrey and Kymberly Lubell. If any of our competitors copies or otherwise gains access to our trade secrets or develops similar products independently, we might not be able to compete as effectively. The measures we take to protect our trade secrets and designs may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

WE DO NOT EXPECT TO DECLARE OR PAY ANY DIVIDENDS.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 5 to 8, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the resale by the selling security holders named in this prospectus of up to 1,000,000 shares of our common stock that were sold by Jeffrey Lubell, our President and Chief Executive Officer, to the selling security holders on December 14, 2004, each of whom was an accredited investor, in a private transaction in which the parties relied on the so-called Section 4(1½) exemption from the registration requirements of the Securities Act of 1933, as amended. These four accredited investors may offer to resell some or all of these 1,000,000 common shares pursuant to this prospectus.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from sales of the common stock will go to the selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders. Although we will also incur the costs relating to the registration of these securities, Mr. Lubell has agreed to reimburse us.

DETERMINATION OF OFFERING PRICE

This prospectus relates to the resale by the selling security holders named in this prospectus of up to 1,000,000 shares of our common stock pursuant to this prospectus.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the shares of common stock held by them. Because the selling security holders may offer all or only some portion of the 1,000,000 shares of common stock to be registered, we cannot estimate how many shares of our common stock the selling security holders may hold upon termination of the offering, nor can we express, as a percentage, how this number of shares will relate to the total number of shares that we will have outstanding at that time.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of March 15, 2005 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or has any material relationship with us. To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Security Holder and Position, Office or Material Relationship with Our Company	Common Shares owned by the Selling Security Holder	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Security Holder After Offering and Percent of Total Issued and Outstanding (1)
			# of Shares	% of Class
JLF Partners I, LP(2)	329,000	329,000	Nil	0%
JLF Partners II LP(3)	26,000	26,000	Nil	0%
JLF Offshore Fund, Ltd.(4)	527,000	527,000	Nil	0%
Guggenheim Portfolio Co. XXVIII(5)	118,000	118,000	Nil	0%
TOTAL	1,000,000	1,000,000	Nil	0%

(1) Assumes that all 1,000,000 shares of common stock offered are sold. Based on 21,130,571 shares outstanding as of May 2, 2005.

(2) JLF Asset Management LLC, the manager of JLF Partners I, LP, exercises dispositive and voting power with respect to the shares of common stock that JLF Partners I, LP owns.

(3) JLF asset Management LLC, the manager of JLF Partners II, LP, exercises dispositive and voting power with respect to the shares of common stock that JLF Partners II, LP owns.

(4) JLF Asset Management LLC, the manager of JLF Offshore Fund, Ltd., exercises dispositive and voting power with respect to the shares of common stock that JLF Offshore Fund, Ltd. owns.

(5) JLF Asset Management LLC, the manager of Guggenheim Portfolio Co. XXVIII, exercises dispositive and voting power with respect to the shares of common stock that Guggenheim Portfolio Co. XXVIII owns.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the National Association of Securities Dealers OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any selling security holder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and any other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of this registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

On December 16, 2004, Joseph C. Canouse filed a Complaint in the United States District Court for the Northern District of Georgia alleging breach of a written consulting agreement dated February 26, 2004. Mr. Canouse claimed that he is entitled to a fee equal to 100,000 of our common shares and share purchase warrants entitling him to purchase an additional 100,000 of our common shares at an exercise price of $1.11 per share.

We denied any liability to Mr. Canouse and we filed a motion to dismiss his claims on the grounds that the United States District Court for the Northern District of Georgia had no jurisdiction to hear them. In a Consent Order Dismissing Case Without Prejudice dated March 15, 2005, the United States District Court for the Northern District of Georgia dismissed the case without prejudice to Mr. Canouse’s ability to refile his claim in another forum.

On March 18, 2005, Mr. Canouse filed a Complaint in the United States District Court for the Central District of California (Western Division), Case No. CV05 1978, alleging breach of an agreement for consulting services, fraud, unjust enrichment and quantum meruit. Mr. Canouse claims that we owe to him damages in the form of 100,000 shares of our common stock valued at their maximum value from February 26, 2004 through the date of filing the Complaint, together with share purchase warrants entitling him to purchase an additional 100,000 of our common shares at an exercise price of $1.11 per share or the equivalent value of these securities in money, plus attorney’s fees.

We continue to deny any liability to Mr. Canouse and we intend to defend the California lawsuit vigorously.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and the duration of their office are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Jeffrey Lubell	President, Chief Executive Officer and Director	49	June 24, 2003(1)
Kymberly Lubell	Vice President, Director and Secretary	39	July 4, 2003(2)
Mark Saltzman	Director and Chief Operating Officer	56	July 4, 2003(3)
Charles A. Lesser	Chief Financial Officer	58	September 1, 2003(4)

(1) Mr. Lubell assumed these offices upon the closing of our acquisition of Guru Denim, Inc. He is also the President, Chief Executive Officer and a Director of our wholly owned subsidiary company Guru Denim, Inc. He has held these offices with Guru Denim, Inc., since November, 2002.

(2) Ms. Lubell is also the design director for women's products of our wholly-owned subsidiary company Guru Denim, Inc. She has held these offices with Guru Denim, Inc., since January 1, 2004.

(3) Mr. Saltzman joined our Board of Directors July 4, 2003, and was appointed our Chief Operating Officer August 30, 2004.

(4) Mr. Lesser is also the Chief Financial Officer of our wholly-owned subsidiary company Guru Denim, Inc. He has held that office since July 16, 2003.

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which s/he was employed.

Jeffrey Lubell, President, Chief Executive Officer and Director

Mr. Lubell became a Director and our President on June 24, 2003. Mr Lubell is also President of our wholly owned subsidiary company, Guru Denim, Inc., a company founded by Mr. Lubell in November 2002. From 2001 to May, 2003, Mr. Lubell was the President and Creative Director (Men's) of Hippie Jeans based in Commerce, California, where Mr. Lubell was responsible for creative design concepts and establishing and managing the company's presence at national and regional trade shows. From 1998 to 2001, Mr. Lubell was the Vice President and Creative Director of Jefri Jeans & Bella Dahl based in Los Angeles, California. From 1978 to 1998, Mr. Lubell was the President and CEO of Jeffrey Lubell Textiles, based in Los Angeles, California, a textile design and distribution firm that Mr. Lubell founded.

Kymberly Lubell, Director and Secretary

Ms. Lubell became a Director and our Secretary on July 4, 2003. Ms. Lubell has also been the design director for women's products for our wholly-owned subsidiary, Guru Denim, Inc., since January 1, 2004. From 2002 to 2003, Ms. Lubell was employed by LEI/Jones Apparel Group of Commerce, California where she was responsible for creative design. In 2002, Ms. Lubell was a creative designer for Laundry by Liz Claiborne of Commerce, California. From 2001 to 2002, Ms. Lubell was the Vice President and Creative Director (Women's) of Hippie Jeans/Azteca Productions, based in Commerce, California. From 1998 to 2001, Ms. Lubell was the President and Creative Director of Bella Dahl and Jefri Jeans of Los Angeles, California and from 1986 to 1994, Ms. Lubell was the owner and designer of I Like This of Los Angeles, California.

Mark Saltzman, Chief Operating Officer and Director

Mr. Saltzman became a Director of our company on July 4, 2003. Mr. Saltzman was Operations Director of Joie, a manufacturer of women's apparel since June 2003. From 2002 to June 2003, Mr. Saltzman has been a consultant for Consulting Services Group, a Manhattan Beach, California firm that provides on site consulting services for wholesale apparel, specializing in sales training, management, operations, planning, licensing, merchandising and marketing. From 1997 to 2001, Mr. Saltzman was the Vice President of Sales and Operations for Strategic Partners, Inc. of Los Angeles, California where he was responsible for hiring, training and managing the national sales force. From 1975 to 1995, Mr. Saltzman held various senior officer positions with numerous different apparel companies in the western United States.

Charles A. Lesser, Chief Financial Officer

Mr. Lesser became the Chief Financial Officer of our company and the Chief Operating Officer of our wholly owned subsidiary, Guru Denim Inc. on September 1, 2003. Mr. Lesser was Acting President and a Director of Alpha Virtual Inc., a software development company listed on the OTCBB from March, 2003. From 1997 until 2002, Mr. Lesser was Chief Financial Officer and a Director of CBCom, Inc., an internet service provider whose common shares were quoted on the OTCBB. Mr. Lesser holds a B.A. degree from the University of Pittsburgh and an M.B.A. degree from the University of the Witwatersrand.

Significant Employees

We do not currently have any significant employees aside from Jeffrey Lubell, our President and design director for our products for men; Kymberly Lubell, our corporate Secretary and our design director for women's products; Charles Lesser, our Chief Financial Officer, and Mark Saltzman, our Chief Operating Officer.

Family Relationships

Jeffrey Lubell and Kymberly Lubell are husband and wife.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.      any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, except that Kymberly Lubell was President and Jeffrey Lubell was Vice President of Bella Dahl, Inc. a manufacturer of men's and women's apparel, until December 2001. In April 2002, Bella Dahl, Inc., then under financial distress, filed a petition for bankruptcy under Chapter 7 of the United States Bankruptcy Code;

2.      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.      being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 2, 2005, certain information with respect to the beneficial ownership of our common stock by each security holder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and certain executive officers. Each person has sole voting and investment power with respect to the shares of common stock except as otherwise indicated. Beneficial ownership consists of a irect interest in the shares of common stock, except as otherwise indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class(1)
Common Shares	Jeffrey Lubell Manhattan Beach, CA 90266	8,977,667(2)	41.7%
Common Shares	JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	1,000,000	4.7%

Stock Options	Kymberly Lubell Manhattan Beach, CA 90266	83,333(3)	0.4%
Stock Options	Mark Saltzman 834 Palm Drive Hermosa Beach, CA 90254	0	Nil
Stock Options	Charles A. Lesser 902 S. Wooster Avenue Los Angeles, CA 90245	354,167(4)	1.6%
Common Shares	Directors and Officers (as a group)	9,415,167(5)	43.0%
(1)

Based on 21,130,571 shares outstanding as of May 2, 2005. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Jeffrey Lubell holds 8,594,333 Common shares. In addition, Mr. Lubell holds 316,667 options to purchase shares of our common stock granted on July 22, 2004 that are currently exercisable or exercisable within 60 days plus 66,667 options to purchase shares of our common stock granted on December 14, 2004 that are currently exercisable within 60 days.

(3)	Kymberly Lubell holds 83,333 options to purchase shares of our common stock granted on July 22, 2004 that are currently exercisable or exercisable within 60 days.

4)

Charles Lesser holds 66,667 options to purchase shares of our common stock granted on July 22, 2004 that are currently exercisable or exercisable within 60 days plus 237,500 options to purchase shares of our common stock granted on July 19, 2003 vesting 12,500 per month that are currently exercisable or exercisable within 60 days. Mr. Lesser exercised 50,000 stock options on January 13, 2005, and received 50,000 common shares which he still holds as at May 2, 2005.

(5)

JLF Asset Management LLC manages four portfolios. At March 25, 2005, these consisted of JLF Partners I, LP (329,000 shares), JLF Partners II, LP (26,000 shares), JLF Offshore Fund, Ltd. (527,000 shares), and Guggenheim Portfolio Company XXVIII, LP (118,000 shares).

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

We are authorized to issue 1,200,000,000 common shares with $0.00001 par value. As at May 2, 2005 we had 21,130,571 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to security holders after payment to creditors. Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of security holders. There are no cumulative voting rights.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors.

We have not paid any dividends on our common stock, nor do we anticipate paying any cash dividends on our common stock in the foreseeable future.

In the event of a merger or consolidation, all holders of our common stock will be entitled to receive the same per share consideration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our security holders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	by court order.

Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself/herself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be exclusive of other rights that the individual is entitled to as a matter of law or otherwise.

We will not indemnify an individual adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he/she improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Our Bylaws provide that individuals may receive advances for expenses if the individual provides a written affirmation of his good faith belief that he has met the appropriate standards of conduct and he will repay the advance if he is judged not to have met the standard of conduct.

On April 21, 2004, we entered into Indemnity Agreements with each member of our Board of Directors, in which we agreed to indemnify them for all liability, losses, damages, costs, charges, expenses, fines and penalties which have been or may be sustained by them as a result of their acting and continuing to act as directors or officers of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by our company is against public policy in the Securities Act of 1933 and we will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Through our wholly-owned subsidiary Guru Denim, Inc., we design, develop, manufacture, market, distribute and sell high fashion jeans and other apparel. We currently manufacture, market, distribute and sell apparel under the brand name "True Religion Brand Jeans" including jeans, skirts, denim jackets and tops in the United States, Canada, the United Kingdom, Europe, Mexico and Japan.

Our offices are located at 1525 Rio Vista Avenue, Los Angeles, California 90023 and consist of approximately

19,300 square feet of combined office and warehouse space that we rent at a rate of $0.78 per square foot per year. Through our operating subsidiary, Guru Denim, Inc., we conduct all of our executive and administrative functions and ship True Religion Brand Jeans to our customers from this facility. Our telephone number, which we share with Guru Denim, Inc., is (323) 266-3072.

We market and distribute our products by attendance at industry and trade shows and by entering into sales agency or distribution agreements with independent agents, each of whom is granted exclusive rights to market and sell our products in its respective territory. We currently have agreements in place with commissioned sales agents in the United States earning sales commissions at 10%. We currently have distribution agreements with distributors in Italy, Germany, Switzerland, Japan, Holland, France, Scandinavia, Spain, South Africa, Mexico, Canada and the United Kingdom. Our distributors purchase products from our company at a discount for resale to their customers in their respective territories. Our distributors warehouse our products at their expense and they ship to and collect payment from their customers directly.

Our products are sold in the U.S. to Saks Fifth Avenue, Neiman Marcus (store and catalogue), Saks Fifth Avenue, Barney's New York, Henri Bendel, Bergdorf Goodman, Nordstroms and approximately 500 high-end boutiques throughout the U.S. We sell through a commission-based showroom, L'Atelier, with showrooms in Los Angeles, Dallas and New York.

Our products are sold in Japan through our distributor Jameric, Inc. Jameric, Inc. and its founder, Mr. Tony Shibata, have 25 years of experience introducing U.S. brands into the Japanese market. Previously, Jameric, Inc. acted as a business development arm and buying office for Sumitomo Corporation and introduced Walt Disney products under license to Japan. For the past six years Jameric, Inc. has focused on the apparel industry. Jameric, Inc. is responsible for introducing Jill Stewart, Juicy Couture and Earl Jeans to the Japanese market. Our customers in Japan include Barney's Japan, Isitan, Rosebud and Elephant Trading and Ueno Shokai.

Our products are sold in the United Kingdom, Ireland and Scotland through our distributor Area 142 that has engaged our previous commissioned sales agent, Melwani Agency. Customers include Harrods, Harvey Nichols, Selfridges and a number of both men's and woman's fashion boutiques. Our products were sold in Canada through our commissioned sales agent, Margulius agency in Vancouver, Canada. Effective February 18, 2004, we appointed A.N.V. Clothing, Inc., located in Montreal, as our exclusive distributor in Canada.

Our products are sold in Italy by our distributor Torinovantuno who has replaced Massimo Cavallari effective July, 2004. Torinovantuno also represents Seven for all Mankind and exhibits twice a year at Europe's two premier trade shows for high-end apparel - the Pitti Immagine Uomo (Florence, Italy) and Bread & Butter (Berlin, Germany) as well as the White Show in Milan, Italy.

We have appointed UNIFA (United Fashion Agency) as our exclusive distributor for our products in Germany, Switzerland and Holland. UNIFA, based in Dusseldorf, is the premier distributor for denim jeans in Germany and represents Von Dutch, DKNY jeans, Juicy Couture, Citizens for Humanity and Joie. In addition to distributing our products to other stores, UNIFA operates its own flagship store, JADES, in the center of Dusseldorf.

Our products are sold in France by our distributor Are and Why and Robert Dodd effective July, 2004. Are and Why also represents Seven for all Mankind and Rogin Jeans and exhibits at Tranoi in Paris.

We have appointed JMJ Wear as our exclusive distributor for Norway, Sweden and Denmark. JMJ Wear represents Seven for All Mankind, Dolce & Gabanna, Missoni, DKNY and Blue Cult throughout the region.

We have appointed Fashion Club 70 as our exclusive distributor for Belgium and Luxembourg. Located in Antwerp, Belgium, Fashion Club 70 distributes Seven for all Mankind and other premium brands throughout the Benelux countries.

We have appointed the Aishti Group as our exclusive distributor for Lebanon, UAE, Saudi Arabia, Quatar and Bahrain. In addition to distributing many premium brands throughout the Middle East, the Aishti Group also publishes a high-end glossy fashion magazine under the name “Aishti” and operates the premier boutique for luxury brands in Beirut.

We have appointed Eduardo Kurian as our exclusive distributor for Mexico and Central America. Located in Mexico City, Mr. Kurian distributes Seven for all Mankind and Von Dutch throughout Mexico and works closely with Sears Mexico, which in Mexico sells high-end premium brands.

Additionally, we have appointed IMEXF as our distributor in Spain and Portugal and T2C as our distributor in South Africa and the southern African region. We appointed Shopaholic as our distributor in Korea. Shopaholic operates the largest boutique for premium brands and high-end fashion in. Seoul, Korea. Similarly, we appointed United Suppliers Limited, also known as the Mercury Group, as our distributor for Russia. The Mercury Group is the premier distributor of luxury brands in Russia and also operates stores in Russia which sell high-fashion premium brands throughout Russia.

Our products were sold in Australia by our distributor Krites (Australia) Pty Ltd through early March, 2005. We have temporarily withdrawn our products from Australia and indicated to Krite’s to cease taking orders. We are currently evaluating whether to continue to distribute in Australia due to the size of the market for premium denim jeans.

Employees

As of May 2, 2005 we had forty six employees. Four of these are officers of our company, namely Jeffrey Lubell, our President and CEO; Mark Saltzman, our Chief Operating Officer, Kymberly Lubell, our Vice President, corporate Secretary and Design Director for Women's Products; and Charles A. Lesser, our Chief Financial Officer. Our subsidiary Guru Denim Inc. employs an Operations Officer, Financial Controller, Accounts Receivable clerk, Credit Manager, Production Manager and two assistants, Customer Service Manager and three assistants, four Design Assistants, two Marketing Coordinators, two Quality Controllers, nine sample sewers, a patternmaker, eleven warehousemen and two administrative assistants. Jeffrey Lubell, our President, spearheads product development, marketing and sales. Kymberly Lubell, who is married to Jeffrey Lubell, is an experienced clothing designer and has responsibility for design and development of all women's products. We employ a production manager to monitor our contract manufacturers. Our business strategy is to employ contract manufacturers and to use independent sales agents and distributors in order to keep fixed overhead at a minimum.

Our Products

Our principal products are the high fashion jeans that we design, manufacture, market, distribute and sell through our wholly-owned subsidiary Guru Denim, Inc. under the True Religion Brand Jeans trademarks. These jeans are sold in the United States and abroad to upscale retailers and boutiques. We have recently added a line of denim jackets and tops for both men and women. Samples of our products can be viewed on our website located at www.truereligionbrandjeans.com.

We currently sell men's styles and women's styles. True Religion Brand Jeans are made with high quality fabrics from the U.S.A., Italy, and Japan that are gently and naturally aged, hand finished and boldly stitched in seven different thread colors. Although we operate in a highly competitive market, what distinguishes True Religion Brand Jeans is the fit (low-rise), the attention to detail, and the ultimate "vintage look". The "vintage look" includes grinding, some tearing, some "whiskers" and some darkening in the legs. In summary, True Religion Brand Jeans are made to look, feel and fit like they have been owned for years. We believe that we have a competitive advantage in the detailing of the design, the quality of the denim and the superiority of the finish (the "wash").

Our jeans are available in multiple vintage washes, premium washes and a destroyed finish. Dark and medium vintage, and the destroyed finish are the largest sellers to date. In addition, many styles are available in three hand sand washes - light, medium and dark. A bleach version (off-white) is also available. In addition, our most popular men's and ladies styles are also available in corduroy in both darker (winter colors) and lighter pastel (spring and summer) colors. We plan to keep the overall product line focused adding jackets, mini-skirts and some tops and have added embroidered denim jeans and patchwork denim jeans in the second half of 2004. In addition, we have produced our best styles in multiple fabric and thread combinations giving the customer more choices. For example, we make our Joey jean in black denim, natural, cotton twill for summer and velvet for fall.

Business Strategy

Our strategy is to build brand recognition by marketing our products to fashion conscious, affluent consumers who shop in high-end boutiques and department stores and who want to wear and be seen in the latest, trendiest, jeans and related apparel. We plan to limit distribution to the more exclusive boutiques, specialty stores and department stores in an effort to maintain the unique nature of our brand and our True Religion Brand Jeans sell in the range of $170 to $300 per pair at retail. We utilize contract manufacturers located in the United States so that we can brand our products as having been "Made in the U.S.A.", because it helps us control our costs and keep fixed overhead to a minimum and because the time between order and delivery is less. We do, however, use a contract manufacturer in Mexico to manufacture our denim jackets and kids jeans. We plan to update our product offerings - style, fit, washes - every six months to be seen as a trend setter in the contemporary better jeans market.

Supply Strategy

We purchase most of our fabrics from Cone Mills, a United States fabric manufacturer, as well as stretch denim from Italy and Spain. We purchase our thread and other materials from various industry suppliers within the United States. We do not currently have any long-term agreements in place for the supply of our fabric, thread or other raw materials. Although the denim fabric that we use in the manufacture of our jeans is of the highest quality, it is readily available from a large number of suppliers including mills in the United States and abroad.

Manufacturing

We outsource all of our manufacturing to third parties on an order-by-order basis. Currently, we have three contract manufacturers in the United States and one in Mexico, all of whom manufacture our garments on an order-by-order basis. To date, Atomic Denim, Inc. has been our main contractor and has purchased the fabric, sewed, laundered and finished our products to our design and other specifications. Pinc has been our second contractor, producing up to 40% of our production but in the future we anticipate that Pinc will produce up to 60% of our production. After we settled our lawsuit with The Indigo Group USA, we signed a manufacturing agreement with them providing for manufacture of up to 3,000 pairs of True Religion Brand Jeans per week. The Indigo Group USA is our third manufacturer. We inspect the fabrics and the finished goods prior to shipping them as part of our quality control program. We plan to continue to outsource most, if not all, of our production. We have other contractors developing our denim jackets, t-shirts and knitwear. Further, we recognize that, as we grow, we may require additional contractors for denim jeans.

Competition

The apparel industry is intensely competitive and fragmented. We compete against other small companies like ours, as well as large companies that have a similar business and large marketing companies, importers and distributors that sell products similar to or competitive with ours. Examples of companies with whom we compete include Innovo Group Inc. (Joe's Jeans, Inc.), Levi Strauss & Co., Giorgio Armani, Polo Ralph Lauren Corporation, Calvin Klein, Seven For All Mankind, Citizens For Humanity, etc.

We believe that our competitive strengths consist of the detailing of the design, the quality of the denim and the superiority of the finish (the "wash"). Within the contemporary better jean market, where we sell our products, jeans sell from $100 to $300 per pair and designer label jeans can command higher prices. We believe that our price range of $170 to $300 provides superior value for the quality, style, fit and finish of True Religion Brand Jeans.

Government Regulation and Supervision

Our operations are subject to the effects of international treaties and regulations such as the North American Free

Trade Agreement (NAFTA). We are also subject to the effects of international trade agreements and embargoes by entities such as the World Trade Organization. Generally, these international trade agreements benefit our business rather than burden it because they tend to reduce trade quotas, duties, taxes and similar impositions. However, these trade agreements may also impose restrictions that could have an adverse impact on our business, by limiting the countries from whom we can purchase our fabric or other component materials, or limiting the countries where we might market and sell our products.

Labelling and advertising of our products is subject to regulation by the Federal Trade Commission. We believe that we are in substantial compliance with these regulations.

Research and Development

Jeffrey Lubell, our President, and Kymberly Lubell, our Design Director for Women's Products, are responsible for the design and development of our high fashion denim apparel products. We do not currently have a formal research and development effort but we plan to continue to develop new products every six months.

Forward Looking Statements

The following discussion should be read in conjunction with our audited and unaudited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 5 of this registration statement.

Our audited and unaudited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Results of Operations

Overview

From inception on April 25, 2001, until our company's acquisition of Guru Denim, Inc., on June 24, 2003, our company was engaged in the exploration and acquisition of mineral properties. Our principal capital resources have been acquired through issuance of common stock and from shareholder loans.

We had insufficient capital to fully explore and develop our mineral properties and we were unable to obtain additional financing in the form of a private placement or shareholder loans to obtain the capital necessary to survive and exploit our resources. As a result, we were unsuccessful in fully implementing our business plan in regards to the exploration and development of our mineral properties. Our Board of Directors subsequently conducted an in-depth analysis of our business plan and related future prospects for mineral exploration companies. They decided that it was in our company's best interest to concurrently pursue initiatives in the clothing industry as an extension to our existing business. Accordingly, we began researching business opportunities in the clothing industry, including potential acquisitions and arrangements with suitable business partners that might assist us in realizing our overall objective of engaging in a profitable business. Our Board of Directors felt that this was in our best interests because they determined that it was not likely that our mineral properties could be successfully explored and developed without a source of revenue to sustain these activities. Since that time, our Board of Directors decided that the continuation of the program of exploration of our mineral properties was too costly, and the prospects of profitability were too remote, and they resolved to let these mining claims lapse. Also, and as a result of this decision, on January 12, 2004 we sold our British Columbia subsidiary mining company, Gusana Explorations (British Columbia) Inc., back to Michael Lathigee, its original owner, for the amount of $1.00. At the time of this sale, Gusana Explorations (British Columbia) Inc. had no assets.

On June 23, 2003, our company entered into a formal Share Purchase Agreement with Jeffrey Lubell and Guru

Denim, Inc. pursuant to which we agreed to acquire all 1,000 of the issued and outstanding shares of Guru Denim, Inc. The transactions contemplated in this Share Purchase Agreement, which are discussed in detail at page 29 of this registration statement, were completed on June 24, 2003. Prior to June 24, 2003, we operated as a mineral exploration company. Beginning June 25, 2003, we engaged in our new business, and began to design, develop, market, distribute and sell high fashion denim apparel. Our new business is described in detail at page 18 of this registration statement.

Results of Operations

The year ended December 31, 2004 vs. December 31, 2003

We recorded sales of $27,667,418 for the year ended December 31, 2004 and $2,355,332 for the year ended December 31, 2003. All of these sales were of our True Religion Brand apparel. We currently have two main manufacturers and a secondary contract manufacturer in Los Angeles plus one contract manufacturer in Mexico and we believe we can meet our current production needs. Gross profit for the year ended December 31, 2004 was $13,154,081, or 47.5% compared to $1,239,149 or 52.6% for 2003. We expect our gross margin to stay within the 48 - 50% range based upon our current purchase orders with contract manufacturers. International distributors receive a 25% discount to the wholesale price. Should the distributor business increase as a percentage of total sales revenue, then the gross margin would decrease. The increase in sales and gross profit is due primarily to the growth of our brand and our markets, both of which were in the formative stages in early 2003 but were significantly advanced for the year ending December 31, 2004. In the year ended December 31, 2003, most of our sales were made in the United States, Japan and the United Kingdom. During the year ended December 31, 2004 we added international distributors in Germany, Spain, France, Holland, Belgium, Scandinavia, Italy, Mexico, Canada, Russia, the Middle East and South Africa. All of the sales made in the United States during the year ended December 31, 2003 were to specialty stores. During the year ended December 31, 2004 sales to department stores, including Nieman Marcus, Nordstrom, Saks 5th Avenue, Bloomingdales and Barney’s, equaled 20% of sales made in the United States.

Selling and shipping expenses totaled $3,433,351 for the year ending December 31, 2004, compared to $392,490 for the year ended December 31, 2003. The significant difference is due primarily to the fact that we had limited staff and had only just begun to develop our business during the year ended December 31, 2003, in contrast to the year ended December 31, 2004. Components of our selling and shipping expenses include purchases of sample fabrics ($47,912 during 2003, $104,792 during 2004), advertising ($12,336 during 2003, $76,137 for 2004), sales commissions ($187,302 for 2003, $1,640,047 for 2004) and travel and trade show expense ($63,161 for 2003, $277,136 for 2004). Salaries for design personnel, patternmakers, sample sewers, production staff, quality control staff and warehouse staff totaled $956,876 for the year ended December 31, 2004, as opposed to $36,465 for the year ended December 31, 2003.. Our U.S. sales representative earns 10% commission on net sales less returns and our Canadian and United Kingdom sales representatives (through March 2004, after which month they were replaced by distributors) earned 12% on net sales. We entered into distribution agreements in 2004 for both the territory of Canada and the territory of the United Kingdom.

General and administrative expenses for the year ended December 31, 2004 totaled $2,868,870 as compared to $857,441 for the year ended December 31, 2003. The increase is due to a variety of factors. Professional fees increased from $220,501 during the year ended December 31, 2003 to $361,856 during the year ended December 31, 2004. This increase in professional fees was due primarily to our lawsuit with The Indigo Group USA Inc. Salaries, including the commission equal to 3% of our sales that we pay to our Chief Executive Officer, increased from $229,066 during the year ended December 31, 2003 to $982,239 for the year ended December 31, 2004. This increase was due primarily to our increase in revenues during 2004. The commissions that we pay to our factor increased from $nil for the year ended December 31, 2003 to $96,341 for the year ended December 31, 2004. Again, this increase was due primarily to our substantial increase in revenues. General and administrative expenses for the year ended December 31, 2004 also include an expense of $1,275,000 which results from 200,000 shares of restricted stock that we issued on December 14, 2004 to our Chief Executive Officer and 50,000 shares of restricted stock that we issued on December 14, 2004 to our Chief Financial Officer, all of which are subject to forfeiture and cancellation until June 14, 2005, which are valued at $1,275,000. These expenses for 2004 also include a non-cash deferred compensation expense for 2004 amounted to $119,094, while non-cash deferred compensation for the year ended December 31, 2003 was –nil-, and two non-cash charges totaling $71,000 relating to the issuance of stock options to two consultants and the Black-Scholes cost of extension of 900,000 warrants to September, 2004.

The net income before income taxes for the year ending December 31, 2004 was $6,726,858 versus a net loss of $10,782 for the year ending December 31, 2003. The increase in net income is due primarily to the fact that we really only commenced business in November, 2002 and started to sell True Religion Brand Jeans during the first half of 2003.

We paid $8,626 in income taxes during 2004 based on filing income tax returns for the year ending December 31, 2003. As of December 31, 2003 we had approximately $289,000 of net operating loss carry forwards which we were unable to fully utilize in 2003, but which we utilized for the year ending December 31, 2004. We typically provide for income taxes during interim reporting periods based upon an estimate of our annual effective tax rate. We used a combined federal and state tax rate of 40% of net income. After considering the effect of a net operating loss carry-forward, the extraterritorial income exclusion on foreign sales and certain other tax deductions, our combined federal and state tax liability was calculated to be $2,498,681 for the year ended December 31, 2004. The extraterritorial income exclusion allows us to deduct 15% of net income which can be attributed to shipments outside the United States, which has resulted in a $451,000 tax deduction for us for the year ending December 31, 2004.

Our Plan for Operations in 2005

We plan to continue selling denim based products under the label True Religion Brand Jeans in the United States and internationally wherever we can find distributors who represent premium lifestyle brands in their respective countries. In the United States we have re-negotiated our commission arrangement with L’Atelier to be 10% commission on sales made to specialty stores, but 7% on sales made to department stores. Our discount to international distributors remains at 25%; however, we receive payment with shipment which has so far allowed us to be debt-free. We project that U.S. sales should account for approximately 55% of total sales, and international distributors to account for approximately 45%, and we expect that our gross profit margin should remain in the 48-50% range. We plan to broaden our product line during 2005 to introduce a selection of skirts, more jackets, cotton twill pants for summer and velvet for fall. In early 2005, we introduced our Big-T line of denim jeans and sales to date are strong in Japan, Europe and the United States. We took our normal Joey and Bobby styles of denim jeans (plus a few new styles) and substituted larger colored threads on all of the seams to create a distinctive looking jean.

We continue to outsource manufacturing to three contractors in Los Angeles and one in Mexico. While we could realize savings by manufacturing outside of the United States, we realize considerable advantage in turnaround time of 6-9 weeks from purchase order to receipt of goods and savings of working capital by not having to pay for work-in-process or finished product until 14 days after receipt.

Our fixed assets consist of furniture and equipment, trade show booths and warehouse equipment. Due to outsourcing, we require limited amounts of capital expenditure. During 2005, we plan to open a retail store in California and we estimate that furniture and fixtures might cost $250-300,000. In addition, we believe that our retail operation might require an infusion of approximately $100,000 in working capital. We had cash of $2,946,058 at December 31, 2004, generated cash from operations of $1.4 million during 2004 and we plan to continue generating cash from operations to finance our growth and open our retail store.

Off Balance-Sheet Arrangements

On March 29, 2004, our wholly owned subsidiary, Guru Denim Inc., signed a Factoring and Security Agreement (the "Agreement") with FCC, LLC, a Florida limited liability company doing business in California as First Capital Western Region, LLC. Under this Agreement, Guru Denim offered to sell to First Capital all of its accounts receivable resulting from the sale of goods or the performance of services, on a credit approved basis or, where credit approval was not forthcoming, on a full recourse basis.

The purchase price is the net invoice amount. Guru Denim, Inc. was required to pay interest on advances or other charges to its account by First Capital, at a rate of 5.75% per annum or 1% above First Capital's prime rate. We used First Capital for credit administration and cash flow purposes. Under the factoring agreement, First Capital purchased substantially all domestic trade accounts receivable and assumed most of the credit risks with respect to such accounts for a factoring charge equal to 0.75% of the gross invoice amount of each account receivable, subject to a minimum charge of $3.00 per invoice or credit memo, and a minimum factoring charge per month of $2,000. At December 31, 2004 items subject to recourse totaled $1,382,550. During the period beginning January 1, 2005 through the date of filing of this registration statement, Guru Denim successfully collected $1,242,965 of this amount.

On December 31, 2004, Guru Denim terminated its agreement with First Capital and entered into a new factoring agreement with Merchant Factors Corp., effective January 3, 2005. This agreement is for a one year term and will automatically renew after the first year on a month-to-month basis unless terminated by Guru Denim on 60 days notice, which Guru Denim may give only after the end of the first year. In the agreement, Merchant Factors Corp. has agreed to advance to Guru Denim up to 85% of those of Guru Denim’s net receivables as are pre-approved by them and Guru Denim has agreed:

•	to submit all sales to Merchant Factors Corp. for approval prior to shipment to the customer.
•

to assign to Merchant Factors Corp. all of its receivables that are acceptable to them, with full recourse to Guru Denim in the event of non-payment by its customer for any reason except a financial inability to pay (this exception only applies to customers whose credit has been approved by the factor in advance).

•

to pay to Merchant Factors Corp. interest on all amounts charged to Guru Denim’s account from the date charged until repaid at a rate equal to one percent (1%) above the prime rate of interest charged from time-to-time by HSBC Bank USA, New York, N.Y., provided that the rate of interest shall never be lower than four percent (4%).

•

to pay to Merchant Factors Corp. monthly commissions equal to seventy-five one-hundredths of one percent (0.75%) of the net amount received by Guru Denim from Merchant Factors Corp. during the previous month as advances against receivables purchased by it, subject to increase in certain specified circumstances; and further subject to Guru Denim’s agreement that the minimum commission for any year during the term of the factoring agreement shall be $24,000.

In addition, Guru Denim granted to Merchant Factors Corp. a security interest on all of its current and future receivables in order to secure payment to the factor of any amounts due from Guru Denim to them.

Our President, Jeffrey Lubell, and our corporate Secretary Kimberly Lubell, have jointly and severally guaranteed repayment by Guru Denim of up to $300,000 of any sums due to Merchant Factors Corp. under, and the performance by Guru Denim of its obligations under, this factoring agreement.

Financial Condition, Liquidity and Capital Resources

At December 31, 2004, we had a working capital surplus of $7,124,963.

At December 31, 2004, our total assets of $13,416,989 of which $2,946,058 consisted of cash.

At December 31, 2004, our total liabilities were $5,874,926.

ASSETS. Our current assets totaled $12,918,694 and $1,403,854 at December 31, 2004 and 2003, respectively. Total assets were $13,416,989 and $1,472,394 at December 31, 2004 and 2003, respectively. The increase in current assets is primarily due to the growth in accounts receivable, inventory and the generation of cash. At December 31, 2004, our assets consisted primarily of inventory of $3,325,665, net accounts receivable totaling $2,384,996, amounts due from our factor of $3,971,429 and cash on hand of $2,946,058.

LIABILITIES AND WORKING CAPITAL. Our current liabilities totaled $5,793,731 and $590,013 at December 31, 2004 and 2003, respectively. This resulted in working capital of $7,124,963 and $813,841 at December 31, 2004 and December 31, 2003, respectively. We had no long term debt in either year. The increase in liabilities is primarily due to income taxes payable of $2,476,933, which was paid on March 15, 2005; commissions payable to L’Atelier of $487,000 and payments to contract manufacturers of $1,700,000, which is included in accounts payable and accrued expenses.

CASH REQUIREMENTS AND ADDITIONAL FUNDING

We generated financial growth primarily through cash flows provided by operating activities and financing activities. In 2004, financing activities generated net cash of $2,000,000. Net proceeds were derived from the sale of our common stock and warrants to purchase common stock, respectively. Cash flows provided by operating activities in 2004 generated $1,349,354 and used ($868,626) in 2003, respectively. Cash and cash equivalents increased by $2,881,626 to $2,946,058 in 2004. We continue to generate cash from operating activities and we plan to be able to finance growth from operations. We can also borrow up to 85% of eligible accounts receivable from Merchant Factors Corp, our factor for credit and collection activities. We plan to finance our capital expenditures, consisting of computers, furniture and equipment, as well as the opening of a store in California at an estimated cost of approximately $300,000, from operations.

Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out method. We continually evaluate our inventories by assessing slow moving current product as well as prior seasons' inventory. Market value of non-current inventory is estimated based on historical sales trends for this category of inventory of our company's individual product lines, the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory.

Revenue from product sales is recognized as title passes to the customer upon shipment. Sales returns have not been significant; however we have accrued $75,000 for estimated sales returns and other allowances in the period in which the related revenue was recognized.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. We have evaluated the impact of the adoption of SFAS 151, and we do not believe the impact will be significant to our overall results of operations or our financial position.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged We have evaluated the impact of the adoption of SFAS 152, and we do not believe that the impact will be significant to our overall results of operations or financial position, as we do not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. ”The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. We have evaluated the impact of the adoption of SFAS 153, and we do not believe that the impact will be significant to our overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. We have evaluated the impact of the adoption of SFAS 123(R), and we believe that the impact will be significant to the our overall results of operations or financial position.

In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. We have implemented this pronouncement and have concluded that the adoption has no material impact to the financial statements.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions – FSP FAS 109-1, Application of FASB Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.  Neither of these affected the Company as it does not participate in the related activities.

In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In

September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe the impact will be significant to the Company’s overall results of operations or financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the company will evaluate the impact of the adoption of EITF 03-1.

DESCRIPTION OF PROPERTY

Our offices consist of approximately 19,300 square feet of combined office and warehouse space located at 1525 Rio Vista Avenue, Los Angeles, California 90023. We lease these premises at a rate of $0.78 per square foot per year. We conduct all of our executive and administrative functions in, and our subsidiary ships True Religion Brand Jeans® to its customers from, this facility.

On April 11, 2005 we entered into a Lease Agreement dated April 11, 2005 with Metlox LLC whereby we have agreed to lease approximately 888 square feet of retail space at the Metlox Center in Manhattan Beach, California. We intend to use these leased premises to open a retail store for the sale of our products. This lease provides for a five year term subject to an early cancellation option in the 36th month upon payment of an early cancellation fee equal to $10,231. We have agreed to pay base rent of $4,821.84 per month, subject to adjustment during the term, plus our pro-rata share of certain pass-through items including taxes on common areas, insurance premiums and common area maintenance costs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Acquisition of Guru Denim, Inc.

On June 23, 2003, our company entered into a formal, arms-length Share Purchase Agreement with Jeffrey Lubell and Guru Denim, Inc. pursuant to which we agreed to acquire all 1,000 of the issued and outstanding shares of Guru Denim, Inc. Eight hundred of these shares of Guru Denim, Inc. were owned by Mr. Lubell, the other 200 shares were owned by The Indigo Group U.S.A., Inc. In consideration for all of the shares of Guru Denim, Inc., our company agreed to issue 14,571,305 shares of our common stock to Mr. Lubell and to pay $300,000 in cash to Indigo Group U.S.A., Inc. We also agreed to appoint Mr. Lubell to our Board of Directors and to appoint him as our President and Chief Executive Officer. The transactions contemplated in this Share Purchase Agreement closed on June 24, 2003.

Under the terms of the Share Purchase Agreement, Mr. Lubell made representations and warranties to our company such as are customarily made in similar share purchase agreements with majority stockholders and he indemnified our company against the possibility that any of these representations and warranties might prove inaccurate for a period of one year after closing. To secure his indemnity, Mr. Lubell pledged 1,391,867 of the common shares that we issued to him at the closing of the transaction, to be held in escrow by our company until the first anniversary of the closing date.

In the term sheet, Jeffrey Lubell conditioned his obligation to close the sale on the successful private placement by our company of equity with gross proceeds of at least $1,200,000. We agreed that this money would be used as operating capital and as a source of proceeds to fund both the $300,000 payment to Indigo Group U.S.A., Inc. and a $250,000 signing bonus to be paid to Mr. Lubell pursuant to his employment agreement with our company. However, in the formal Share Purchase Agreement we agreed that we would be required to raise only the first $900,000 of this money at or prior to closing and that we would have until August 23, 2003 to raise the balance of $300,000. In the Share Purchase Agreement, for ease of reference, we referred to the first $900,000 of this money as the "First Private Placement" and to the $300,000 balance as the "Second Private Placement". In order to assure Mr. Lubell that we would have incentive to complete the Second Private Placement after closing, we agreed to issue to him, at closing, such number of common shares in our company as would constitute a sixty-two percent (62%) equity interest. This sixty-two percent (62%) interest was to be reduced to fifty-two percent (52%) when we completed the

Second Private Placement.

We successfully raised the full $300,000 amount of the Second Private Placement and Mr. Lubell surrendered for cancellation 4,676,972 of the 14,571,305 shares that we issued to him at the closing, retaining 9,894,333 shares constituting approximately 52% of our company's issued and outstanding common shares at that time.

As a condition to our obligation to close the acquisition of the shares of Guru Denim, Inc., we required that Mr. Lubell assign to our company all of the intellectual property that was previously used by Guru Denim, Inc. under license from Mr. Lubell, including all of the True Religion Brand Jeans® trademarks. As a result, Mr. Lubell assigned all of this intellectual property to Guru Denim, Inc. by a written assignment dated June 19, 2003.

On June 24, 2003, we entered into an employment agreement with Jeffrey Lubell pursuant to which Mr. Lubell agreed to serve as the President of our company for a one year term. This agreement was renewed for a successive one year period on June 23, 2004. The term of Mr. Lubell's employment with our company will automatically renew for additional successive one-year periods on the annual anniversary date of June 23 unless either party to the agreement gives to the other party at least 90 days advance notice that they do not wish to renew. Pursuant to the Share Purchase Agreement dated June 23, 2003, discussed above, we paid Mr. Lubell a signing bonus of $250,000 and we paid, and will continue to pay, to Mr. Lubell a monthly base salary of $15,000 plus additional monthly compensation equal to three percent (3%) of net sales revenue received by our company and our subsidiary Guru Denim, Inc. during the month immediately preceding payment. As defined in Mr. Lubell's employment agreement, net sales revenue means income from sales of goods and services by Guru Denim, Inc., minus the cost associated with things like returned or undeliverable merchandise, bad debts and costs of collection.

On September 1, 2003, we entered into an employment agreement with Charles A. Lesser pursuant to which Mr. Lesser serves as the Chief Financial Officer of our company and as the Chief Operating Officer of our wholly-owned subsidiary Guru Denim, Inc. for successive one year terms. On August 31, 2004, the term of Mr. Lesser's employment with our company automatically renewed for a successive one-year period and it will continue to do so unless either party to the agreement gives to the other party at least 30 days advance notice that they do not wish to renew. We pay to Mr. Lesser a monthly base salary of $10,400 plus $600 non-accountable auto allowance. During the course of the negotiation of his employment agreement, we agreed to grant to Mr. Lesser 450,000 stock options with an exercise price of $0.48 per share. These options were granted to Mr. Lesser on July 19, 2003. Our company can terminate Mr. Lesser’s employment agreement at any time without cause by payment of a severance equal to four months salary and benefits.

On August 13, 2004 we entered into an agreement with Mark Saltzman to become the Chief Operating Officer of our subsidiary, Guru Denim, Inc. The term of the agreement is one year commencing on the first day of employment which was August 30, 2004. Mr. Saltzman receives a compensation package which includes an annual salary of $185,000 and an auto allowance of $1,200 per month. The employment agreement provided that if Mr. Saltzman was still employed with Guru Denim on the forty-fifth day after commencement of employment then, on the next scheduled pay day following the forty-fifth day, Mr. Saltzman was to receive a cash bonus of $15,000. This cash bonus was paid on October 29, 2004. The employment agreement also required that we grant to Mr. Saltzman options to purchase 200,000 shares of common stock at an exercise price of $1.20 per share, and we granted these options to Mr. Saltzman on August 13, 2004. One third of the amount of these options (66,667 shares) were to vest on the first anniversary of the date of the agreement, with the remaining options vesting in two equal amounts of 66,666 on each of the second and third anniversaries of the signing of the agreement. On December 14, 2004, we agreed with Mr. Saltzman to accelerate the vesting schedule such that the first 66,667 options vested retroactively on August 13, 2004, with the remaining options vesting as to 66,666 on the first anniversary of the date of the agreement and the balance on the second anniversary of the date of the agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol "TRLG". The following quotations, which were obtained from Stockwatch.com, reflect the high and low bids for our common stock for the periods indicated, based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
December 31, 2004	$8.10	$2.10
September 30, 2004	$2.54	$0.67
June 30, 2004	$1.16	$0.85
March 31, 2004	$1.57	$0.80
December 31, 2003(2)	$2.55	$1.06
November 30, 2003	$3.20	$1.25
August 31, 2003	$1.42	$0.80
May 31, 2003	$2.10	$0.50
*

Our stock was quoted for trading on the National Association of Security Dealers OTC Bulletin Board on March 6, 2003 under the trading symbol "GSNA". On May 30, 2003, our trading symbol changed to "GUSN" and on August 25, 2003, our trading symbol changed to "TRLG".

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.
(2)	We adopted our subsidiary Guru Denim Inc.'s fiscal year end of December 31 on September 30, 2003. Previously, our fiscal year end was August 31.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623) is the registrar and transfer agent for our common shares.

On May 2, 2005, the shareholders' list of our common shares showed 29 registered shareholders and 21,130,571 shares outstanding. We have researched indirect holdings registered to the various depository institutions and stock brokerage firms, and estimate that there are between 1,500 and 2,000 additional beneficial shareholders beyond the 29 registered shareholders as of May 2, 2005.

Dividend Policy

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the years ended December 31, 2004 December 31, 2003. For the year ended December 31, 2004, named executive officers and directors include Jeffrey Lubell, Kymberly Lubell, Mark Saltzman and Charles Lesser. No other officers or directors received annual compensation in excess of $100,000 during the years ended December 31, 2004 and December 31, 2003.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)	All Other Compen- sation
Jeffrey Lubell President and CEO (2)	2004 2003	$180,000 $90,000	$798,777 $61,000 (3)	Nil Nil	1,150,000 Nil	200,000 Nil	Nil Nil	Nil Nil
Charles A. Lesser Chief Financial Officer	2004 2003	$130,000 $41,600 (4)	$50,000 Nil	$7,800 Nil	200,000 450,000	50,000 Nil	Nil Nil	Nil Nil
Kymberly Lubell VP, Women’s Design	2004 2003	$147,115 N/A	$50,000 N/A	Nil N/A	250,000 N/A	Nil N/A	Nil N/A	Nil N/A
Mark Saltzman Chief Operations Officer	2004 2003	$60,480 N/A	$25,364 N/A	$4,708 N/A	120,000 N/A	Nil N/A	Nil N/A	Nil N/A
(1)

The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)	Jeffrey Lubell became our President and CEO on June 24, 2003.
(3)

Jeffrey Lubell receives 3% of sales less returns and financing costs, plus an annual salary of $180,000. Mr. Lubell received 200,000 of restricted stock on December 14, 2004 restricted until June 14, 2005.

(4)

On an annual basis, Mr. Lesser receives a salary of $130,000. The number shown for 2003 is prorated to reflect that Mr. Lesser was appointed as our CFO on September 1, 2003. Mr. Lesser received 50,000 shares of restricted stock on December 14, 2004 restricted until June 14, 2005.

(5)	Kymberly Lubell receives an annual salary of $150,000. Ms. Lubell joined our company in January, 2004.
(6)	Mark Saltzman receives an annual salary of $185,000. Mr. Saltzman became our subsidiary’s chief operating officer on August 30, 2004, and he has been a director of our company since July 4, 2003.

Employment Contracts and Termination of Employment and Change in Control Arrangements

On June 24, 2003, we entered into an employment agreement with Jeffrey Lubell pursuant to which Mr. Lubell agreed to serve as the President of our company for a one year term. This agreement was renewed for a successive one year period on June 23, 2004. The term of Mr. Lubell's employment with our company will automatically renew for additional successive one-year periods on the annual anniversary date of June 23 unless either party to the agreement gives to the other party at least 90 days advance notice that they do not wish to renew. Pursuant to the Share Purchase Agreement dated June 23, 2003, discussed above, we paid Mr. Lubell a signing bonus of $250,000 and we paid, and will continue to pay, to Mr. Lubell a monthly base salary of $15,000 plus additional monthly compensation equal to three percent (3%) of net sales revenue received by our company and our subsidiary Guru Denim, Inc. during the month immediately preceding payment. As defined in Mr. Lubell's employment agreement, net sales revenue means income from sales of goods and services by Guru Denim, Inc., minus the cost associated with things like returned or undeliverable merchandise, bad debts and costs of collection.

On September 1, 2003, we entered into an employment agreement with Charles A. Lesser pursuant to which Mr. Lesser serves as the Chief Financial Officer of our company and as the Chief Operating Officer of our wholly-owned subsidiary Guru Denim, Inc. for successive one year terms. On August 31, 2004, the term of Mr. Lesser's employment with our company automatically renewed for a successive one-year period and it will continue to do so unless either party to the agreement gives to the other party at least 30 days advance notice that they do not wish to renew. We pay to Mr. Lesser a monthly base salary of $10,400 plus $600 non-accountable auto allowance. During the course of the negotiation of his employment agreement, we agreed to grant to Mr. Lesser 450,000 stock options with an exercise price of $0.48 per share. These options were granted to Mr. Lesser on July 19, 2003. Our company can terminate Mr. Lesser’s employment agreement at any time without cause by payment of a severance equal to four months salary and benefits.

On August 13, 2004 we entered into an agreement with Mark Saltzman to become the Chief Operating Officer of our subsidiary, Guru Denim, Inc. The term of the agreement is one year commencing on the first day of employment which was August 30, 2004. Mr. Saltzman receives a compensation package which includes an annual salary of $185,000 and an auto allowance of $1,200 per month. The employment agreement provided that if Mr. Saltzman was still employed with Guru Denim on the forty-fifth day after commencement of employment then, on the next scheduled pay day following the forty-fifth day, Mr. Saltzman was to receive a cash bonus of $15,000. This cash bonus was paid on October 29, 2004. The employment agreement also required that we grant to Mr. Saltzman options to purchase 200,000 shares of common stock at an exercise price of $1.20 per share, and we granted these options to Mr. Saltzman on August 13, 2004. One third of the amount of these options (66,667 shares) were to vest on the first anniversary of the date of the agreement, with the remaining options vesting in two equal amounts of 66,666 on each of the second and third anniversaries of the signing of the agreement. On December 14, 2004, we agreed with Mr. Saltzman to accelerate the vesting schedule such that the first 66,667 options vested retroactively on August 13, 2004, with the remaining options vesting as to 66,666 on the first anniversary of the date of the agreement and the balance on the second anniversary of the date of the agreement.

Other than as set out in this filing, we have not entered into any employment or consulting agreements with any of our current officers, directors or employees.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

We do not provide pension, retirement or similar benefits for our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. Other than the employment agreements discussed above, we do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Stock Option Plan

On August 16, 2004 our shareholders approved a stock option plan pursuant to which a total of 3,000,000 stock options could be issued.

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option and have initial terms of between five and ten years.

Equity Compensation Plan

On August 16, 2004, our shareholders also approved our 2004 Equity Incentive Plan, which is intended to provide long-term performance incentives to our key employees and consultants who participate in the management, growth and protection of our business. The aggregate number of shares of our common stock that can be issued as awards under our 2004 Equity Incentive Plan can not exceed 1,000,000 shares.

Compensation of Directors

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. Mr. Mark Saltzman received $1,000 as compensation for his services as a director plus an award of 15,000 stock options at an exercise price of $0.48.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our security holders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with United States Generally Accepted Accounting Principles.

The Report of Independent Registered Public Accounting Firm of Stonefield Josephson, Inc. for the audited consolidated financial statements for the year ended December 31, 2004 and 2003 is included herein immediately preceding the audited consolidated financial statements.

Audited Consolidated Financial Statements:

Independent Registered Public Accountant’s Report, dated February 2, 2005

Consolidated Balance Sheets as at December 31, 2004 and December 31, 2003

Consolidated Statements of Income (Operations) for the years ended December 31, 2004 and December 31, 2003

Consolidated Statements of Stockholders' Equity for the period of Inception (November 7, 2002) through December 31, 2004

Consolidated Statement of Cash Flows for the years ended December 31, 2004 and December 31, 2003

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

True Religion Apparel Inc. and Subsidiary

Los Angeles, California

We have audited the accompanying consolidated balance sheets of True Religion Apparel Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income (operations), stockholders’ equity  and cash flows for the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of True Religion Apparel Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of their consolidated operations and their consolidated cash flows for the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

February 2, 2005

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003

ASSETS

Current Assets:
Cash	$2,946,058	$64,432
Accounts receivable, net of allowance of $191,527 and $67,661, respectively	2,384,996	687,177
Due from factor, net of chargebacks and other deductions	3,971,429
Inventory	3,325,665	652,245
Deferred tax asset	228,654
Prepaid expenses	61,892

Total current assets	12,918,694	1,403,854

Property and equipment, net of accumulated depreciation and amortization	445,519	20,508

Deposits and other assets	52,776	48,032

TOTAL ASSETS	$13,416,989	$1,472,394

The accompanying notes are an integral part of these consolidated financial statements.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

CONSOLIDATED BALANCE SHEETS

(Continued)

	December 31, 2004	December 31, 2003

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:
Accounts payable and accrued expenses	$2,789,161	$580,648
Accrued customer credits	270,000
Commission payable-related party	248,272
Advance-related party	9,365	9,365
Income taxes payable	2,476,933

Total current liabilities	5,793,731	590,013

Deferred tax liability	81,195
Total liabilities	5,874,926	590,013

Commitments and Contingencies (Note 5)	—	—

Shareholders’ Equity:
Common Stock, $.001 par value, 1,200,000,000 shares authorized, 20,964,570 and 18,825,133 issued and outstanding, respectively	20,974	18,835
Additional paid in capital	4,483,457	898,185
Deferred compensation	(1,155,906)	—
Retained earnings/accumulated deficit	4,193,538	(34,639)

Total Shareholders’ Equity	7,542,063	882,381

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,416,989	$1,472,394

The accompanying notes are an integral part of these consolidated financial statements

TRUE RELIGION APPAREL, INC AND SUBSIDIARY

(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)

Years Ended December 31, 2004 and 2003

	Year Ended December 31,
	2004		2003

Net Sales	$27,667,418		$2,355,332
Cost of Sales	14,513,337		1,116,183

Gross Profit	13,154,081		1,239,149

Costs and Expenses:
Selling and shipping	3,433,353		392,490
General and administrative	2,868,870		857,441
	6,302,223		1,249,931

Income (Loss) from Operations	6,851,858		(10,782)

Other Expense:
Legal Settlement (Note 10)	125,000		—

Income (Loss) before Provision for Income Taxes	6,726,85	8	(10,782)

Provision for Income Taxes	2,498,681		—

Net income (loss)	$4,228,177		$(10,782)

Net Income per share-Basic	$0.21		$0.00
Net Income per share-Diluted	$0.20		$0.00
Weighted average shares outstanding - Basic	19,950,000		16,698,219
Weighted average shares outstanding - Diluted	20,771,000		16,698,219

The accompanying notes are an integral part of these consolidated financial statements

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended December 31,2004	Year ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$4,228,177	$(10,782)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Provision for doubtful accounts	130,120
Depreciation and amortization	42,697	2,309
Deferred tax asset	(228,654)
Non-cash compensation expense- restricted stock	119,094
Common stock issued for services	42,320
Exercise of stock options	45,510	—
Expenses related to modification of warrants	46,100
Stock options issued for services	24,900
Changes in assets and liabilities:
(Increase) Decrease in assets
Accounts Receivable	(1,827,939)	(677,952)
Due from Factor	(3,971,429)
Inventory	(2,673,420)	(496,309)
Prepaid Expenses	(61,892)
Deposits	(4,744)	(46,632)
Increase (Decrease) in liabilities
Accounts payable and accrued expenses	2,208,531	360,740
Accrued commissions payable	248,272
Accrued customer credits	270,000
Income taxes payable	2,630,516	—
Deferred tax liability	81,195
Net cash provided (used in) operating activities	1,349,354	(868,626)
CASH FLOWS FROM INVESTMENT ACTIVITIES:
Acquisition of True Religion, Inc., net of cash received	—	622,793
Due from officer	—	31,612
Purchase of equipment	(467,728)	(20,347)
Net cash provided by (used in) investing activities	(467,728)	634,058
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES-
Repurchase of common Stock	—	(1,000)
Proceeds from warrant exercise	1,000,000
Proceeds from Private Placements	1,000,000	300,000
Net cash provided by financing activities	2,000,000	299,000
Net increase in cash	2,881,626	64,432
Cash, beginning of year	$64,432	$—
Cash, end of year	$2,946,058	$64,432
Supplemental disclosure of cash flow information:
Interest Paid	$0	$0
Taxes Paid	$8,626	$0
Non-cash fair value of restricted common stock issued for services	$1,275,000

The accompanying notes are an integral part of these consolidated financial statements

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ending December 31, 2003 and December 31, 2004

	Common Stock		Additional Paid In Capital	Deferred Compensation	Net Income/ Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2002	14,571,305	$14,571	$(9,571)		$(23,857)	$(18,857)

Acquisition of Gusana Explorations	8,530,800	8,541	603,479			612,020
Common shares issued for cash	400,000	400	299,600			300,000
Common shares cancelled	(4,676,972)	(4,677)	4,677			0
Net Loss for the year ended December 31, 2003	—	—		—	(10,782)	(10,782)

Balance at December 31, 2003	18,825,133	$18,835	$898,185		$(34,639)	$882,381

Issuance of common stock for cash	900,000	900	999,100			1,000,000
Issuance of common stock for services	26,437	26	42,294			42,320
Issuance of common stock for cash upon exercise of warrants	900,000	900	999,100			1,000,000
Exercise of stock options	63,000	63	45,447			45,510
Expense related to modification of warrants			46,100			46,100
Issuance of options in exchange for services			24,900			24,900
Issuance of restricted stock for future services	250,000	250	1,274,750	(1,275,000)		—
Tax benefit arising from restricted stock issuance			153,581			153,581
Amortization of deferred compensation				119,094		119,094
Net Income for the year ended December 31, 2004					4,228,177	4,228,177

Balance at December 31, 2004	20,964,570	20,974	4,483,457	(1,155,906)	4,193,538	7,542,063

The accompanying notes are an integral part of these financial statements

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2004

NOTE 1 - BASIS OF PRESENTATION

Description of the Company:

On June 23, 2003 (effective July 1, 2003 for accounting purposes), Guru Denim, Inc., a California corporation, was acquired by True Religion Apparel, Inc. (formerly Gusana Explorations Inc.) (the “Company”), a publicly held company that was previously engaged in mineral exploration, in an exchange of common stock which was accounted for as a reverse merger. Under the terms of this share exchange, the Company acquired all of the issued and outstanding shares of Guru Denim’s common stock in exchange for 14,571,305 shares of the Company’s common stock issued to Jeffrey Lubell and the payment of $300,000 in cash to Indigo Group U.S.A. Inc. In accounting for this transaction:

•       Guru Denim, Inc. is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, due to merger, its net assets will be included in the balance sheet at their historical book values and the results of operations of the Company will be presented for the comparative prior periods.

•       Control of the net assets and operations of the Company was acquired effective July 1, 2003. The Company will account for this transaction as a purchase of its assets and liabilities. The historical cost of the net assets assumed was $0.

The Company, a Nevada corporation, was formed in April 25, 2001. Through a wholly owned subsidiary corporation formed in British Columbia, Canada, known as Gusana Explorations (British Columbia) Inc., the Company acquired and explored certain mineral claims located in British Columbia, Canada. During its third quarter ending May 31, 2003, the Company decided that it could not raise sufficient capital for the purposes of successfully implementing its business plan to identify, explore and exploit its mineral resource properties and the Company subsequently decided to allow these mineral claims to lapse in favor of other business opportunities. Effective January 12, 2004 the Company sold Gusana Explorations (British Columbia) Inc. back to Michael Lathigee, an ex-director, for the amount of $1.00. The value on the books of the Company was $ 0.

Guru Denim, Inc., a California corporation, was formed November 7, 2002 for the design, manufacture, marketing, distribution and sale of high-fashion denim jeans. The Company considers its activities to be one business segment.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and  its  wholly   owned   subsidiary Guru Denim , Inc. All material inter-company accounts have been eliminated in consolidation.

Comprehensive Income (Loss)

For the year ended December 31, 2004, comprehensive loss consists only of net income and, therefore, a Statement of Other Comprehensive Income (Loss) has not been included in these consolidated financial statements.

Fair Value of Financial Instruments:

For certain of the Company’s financial instruments, none of which are held for trading, including accounts receivable (trade and related party), notes receivable and accounts payable (trade and related party), and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates:

The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, We evaluate our estimates on an on-going basis, including those related to provisions for doubtful accounts, reserve for chargeback’s, inventories, valuation of stock, valuation of options, analysis of deferred taxes and provision for income taxes,. contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition:

The Company recognizes revenue upon the delivery of its product to its customers. The Company expenses shipping and handling costs as incurred and includes the expense in selling, general and administrative expenses. Shipping costs recovered from customers is recorded as freight revenue and included in net sales. During the year ended December 31, 2004, the Company recognized an estimated $75,000 reserve for future chargebacks and other deductions.

Advertising:

The company expenses advertising costs, consisting primarily of placement in multiple publications, along with design and printing costs of sales materials when incurred. Advertising expense for the years ended December 31, 2004 and 2003 amounted to $76,137 and $12,336, respectively.

Cash and Cash Equivalents:

Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Balances

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Concentration of Credit Risk:

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company extends credit to customers located throughout North America, whose sales invoices have not been sold to our factor, based upon an evaluation of the customer’s financial condition and credit history with the exception of sales which we credit approve by the factor (Note 2). The Company’s customers located outside of North America pay on a cash in advance basis. However, such credit risk is considered limited due to the Company’s large customer base. The Company’s credit losses for the periods presented have not exceeded management’s estimates. The Company’s Japanese distributor has accounted for significant portions of its net revenue. A portion of these amounts have been collected under bank Letters of Credit and a portion of these amounts have credit terms. The Company’s Japanese distributor provides checks for all shipments post dated for 14 days, and all has been subsequently collected to date.

Earnings Per Share:

The Company uses SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted income per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2004 and 2003, the outstanding number of potentially dilutive common shares totaled approximately 2,474,000 and 450,000 shares, respectively.

Income Taxes:

Provisions for federal and state income taxes are calculated on reported financial statement income based on the current tax law. Such provisions differ from the amounts currently payable because certain items of income and expense, known as temporary differences, are recognized in different tax periods for financial reporting purposes than for income tax purposes. Deferred income taxes are the result of the recognition of tax benefits that management expects to realize from the utilization of net operating loss carry-forwards. The amounts recorded are net of valuation allowance and represent management’s estimate of the amount that is more likely than not to be realized.

Inventory:

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out method. The Company’s inventory consists solely of finished goods. The Company continually evaluates its inventories by assessing slow moving current product. Market value of non-current inventory is estimated based on historical sales trends for this category of inventory of the Company’s individual product lines, the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory.

Property and Equipment:

Property and equipment are stated at cost. Depreciation of equipment is provided for by the straight-line method over their estimated useful lives.

Accounts Receivable

The Company extends credit to customers whose sales invoices have not been sold to our factor based upon an evaluation of the customer’s financial condition and credit history and generally requires no collateral. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based on these evaluations. The Company’s credit losses for the periods presented are insignificant and have not significantly exceeded management’s estimates. The Company’s allowance for doubtful accounts is $191,527 at December 31, 2004.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. The Company uses the Black-Scholes fair value method for valuing options granted to non-employees and recorded a non-cash stock option expense in the amount $24,900 for the year ended December 31, 2004. The Black-Scholes method is based on the following assumptions: average risk free interest rate of 5.0% for 2004; dividend yield of 0% for each of the year periods 2004 and 2003; average volatility factor of the expected market price of the Company’s common stock of 110% for 2004; and an expected life of the options of 10 years.

If the Company had elected to recognize compensation expense to employees based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, the Company’s net income/(loss) and income/(loss) per share would be reduced to the pro forma amounts indicated below for the year ended December 31, 2004 and 2003:

	December 31, 2004	December 31, 2003
Net income/(loss) attributable to common shareholders, as reported	$4,228,177	$(10,782)
APB 25 Expense		—
Stock compensation calculated under SFAS 123	(337,400)	(11,400)
Pro forma net income/(loss) attributable to common shareholders	$ 3,890,777	$(22,182)
Net income/(loss) per share available to common shareholders – basic and diluted
As reported-basic	$0.21	$(0.00)
As reported-diluted	$0.20	$(0.00)
Pro forma-basic	$0.20	$(0.0)
Pro forma-diluted	$0.19	$(0.0)

Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions: average risk free interest rate of 5.0% for 2004; dividend yield of 0% for each of the years ended December 31, 2004 and 2003; average volatility factor of the expected market price of the Company’s common stock of 93% to 143% for 2004; and an expected life of the options ranging from 2 to 10 years.

Changes in the status of options are summarized for the period ending December 31,

	2004	Weighted Average Price	2003	Weighted Average Price
Outstanding at beginning of period	465,000	$0.48	—
Granted	2,060,000	$1.31	465,000	$0.48
Cancelled or expired	33,334	$0.77	—
Exercised	18,000	$0.53	—
Outstanding at end of period	2,473,666	$1.16	465,000	$0.48
Exercisable at the end of the period	848,000	$1.16	77,500
Price range of options	$0.48-7.65		$0.48	$0.48

Recent Accounting Pronouncements:

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. . The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position and the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. “The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes the impact will be significant to the Company’s overall results of operations or financial position.

NOTE 2 - ACCOUNTS RECEIVABLE FACTORING

On March 29, 2004, Guru Denim Inc. signed a Factoring and Security Agreement (the “Agreement”) with FCC, LLC, a Florida limited liability company doing business in California as First Capital Western Region, LLC. Under this Agreement, Guru Denim, Inc. offered to sell to First Capital all of its accounts receivable that result from the sale of goods, on a credit approved basis or, where credit approval is not forthcoming, on a full recourse basis.

The Company uses the factor for credit administration and cash flow purposes. Under the factoring agreement, the factor purchases substantially all domestic trade sales invoices and assumes most of the credit risks with respect to such accounts for the factoring charge of 0.75% of the gross invoice amount of each account receivable, subject to a minimum commission of $3.00 per invoice or credit memo, and a minimum factoring commission per month of $2,000. At December 31, 2004 items subject to recourse totaled $1,382,550. Subsequent to December 31, 2004, we collected $1,242,965 of this amount.

The Company can draw advances from the factor based on a pre-determined percentage of accounts receivable sold. The Company is contingently liable to the factor for merchandise disputes and customer claims on receivables sold to the factor. The factor holds as security limited personal guarantees of certain officer-stockholders and substantially all other assets.

Due from factor, net of chargebacks and other deductions as presented in the balance sheet is summarized below:

Outstanding factored receivables	$ 3,425,0990
Matured Funds	27,311
Sales in transit	593,128
4,046,429
Less:
Reserves for chargebacks and other deductions	75,000
Due from factor, net of chargebacks and other deductions	$3,971,429

NOTE 3 - PROPERTY AND EQUIPMENT

A summary is as follows:

	December 31, 2004	December 31, 2003

Computers and other equipment	$176,449	$19,081

Furniture and Fixtures	45,376	3,778

Leasehold Improvements	38,005

Trade Show booths	229,723

Total Property and equipment	489,553	22,859

Less: Accumulated depreciation	44,034	2,351

	$445,519	$20,508

Depreciation expense for the years ended December 31, 2004 and 2003 were $41,683 and $2,221, respectively

NOTE 4 - COMMON STOCK

On January 15, 2004, we sold an aggregate of 900,000 units, at a price of $1.11 per unit for aggregate gross proceeds of $1,000,000 to two non-U.S. persons in offshore transactions relying on the exemptions from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. Each unit was comprised of one common share and one transferable share purchase warrant that entitles the holder to purchase one additional share at an exercise price of $1.11 per share on or before the earlier to occur of the date that is sixty (60) days following the date upon which our registration statement is declared effective by the SEC and January 15, 2006. The excess of the value of the modified warrants as compared to the original warrants was calculated according to paragraph 188 of FAS 123. The excess amount, which included the right to purchase 41,531 shares of the Company’s common, totalled $46,100, which has been recognized as a charge to operations.

In the subscription agreement, we agreed to use our best efforts to file a registration statement, at our sole cost and expense, with the Securities and Exchange Commission on or before February 15, 2004, registering the units sold in this private placement and all of the common shares that we sold in the July 29, 2003 and June 16, 2003 private placements. We agreed to use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission by June 30, 2004. The registration statement was declared effective by the Securities and Exchange Commission on May 13, 2004.

The transferable share purchase warrants that we issued in our January 15, 2004 private placement entitled the holders to purchase one additional share at an exercise price of $1.11 per share on or before July 12, 2004. On July 12, 2004, we agreed to extend the expiration date of these warrants to September 10, 2004. On September 7, 2004 the warrant holders exercised all of their share purchase warrants for aggregate exercise proceeds of $1,000,000 and we issued to the warrant holders 900,000 of our common shares in exchange for the warrants.

On June 21, 2004, we issued 5,000 shares of our common stock to a consultant for services valued at $5,000. These shares were registered with a Re-offer Prospectus on Form S-8 filed on October 7, 2004. On December 22, 2004 we issued an additional 2,000 shares to the same consultant for services valued at $2,000 which had also been registered on the same Form S-8. Both of these issuances related to an agreement in July, 2003; wherein the average price over the period of the services yielded the fair market value of $1.00 per share. On December 28, 2004 we issued 12, 857 shares at a fair market value of $0.70 per share to a consultant for services relating to an agreement for services on July 28, 2004 valued at $9,000. On December 30, 2004, the Company issued 6,580 shares to an independent contractor in exchange for sales commissions of $26,320 due to the contractor on November 1, 2004. On November 1, 2004 the fair market value of the Company’s common stock was $4.00 per share.

On April 22, 2004 the Company granted 45,000 non-qualified stock options at an exercise price of $0.80 per share, the fair market value of the Company’s common stock, to two of the Company’s independent contractors. The options were exercised, the Company received the exercise price of $36,000 and 45,000 shares were issued to the two contractors on October 28, 2004. The Company uses the Black-Scholes fair value method for valuing options granted to non-employees and recorded a non-cash stock option expense in the amount $24,900, which has been recognized as a charge to operations.

On December 10, 2004 and December 28, 2004 two employees exercised 1,000 and 2,000 employee stock options, respectively, granted under the 2004 Employee Stock Option Plan. The options were granted on July 22, 2004 at the fair market value of $0.77 and the Company received the exercise price of $2,310. On December, 21, 2004 a director of the Company exercised 15,000 non-qualified stock options granted on July 19, 2003 at a price of $0.48 for services as a director from July 1, 2003-June 30, 2004. The Company received the exercise price of $7,200 and issued the 15,000 shares which had been registered by a Re-offer Prospectus on Form S-8 with the Securities and Exchange Commission on October 8, 2004.

On December 14, 2004, the Company issued 250,000 shares to two executives, accredited investors, under the 2004 Equity Incentive Plan for future services. Under a Stock Incentive Award and Escrow Agreement, these shares are restricted and are being held in escrow until June 14, 2005. If the executive leaves the employ of the Company prior to June 14, 2005, these shares are forfeited and will be returned to the Company. The fair market value of the services are valued at $1,275,000. The Company’s common stock was valued at $5.10 per share on December 14, 2004. The value of the services is being recognized over a six month period and has been amortized on a straight-line basis. Amortization for the year ending December 31, 2004 is $119, 094.

The Company received a tax benefit in the amount of $153,581 which has been credited to Paid in Capital arising from the exercise of 45,000 stock options on October 28, 2004 by two previous contractors to the Company (discussed above) and the issuance of 50,000 shares to one of the two executives on December 14, 2004. The exercise of 45,000 unqualified stock options by the two contractors on October 28, 2004, when the price of the Company’s common stock was $3.10 per share, greater than the $0.80 exercise price, generated $103,500 of taxable income to the contractors and an equivalent tax deduction to the Company. One of the two executives receiving 50,000 shares on December 14, 2004 valued at $255,000 elected to include this amount in income in 2004 by filing an election under Section 83(b) of the Internal Revenue Code. Accordingly the company can take a tax deduction for a similar amount in 2004. The combination of these two tax deductions total $358,500 and generate a tax saving to the Company, at the Company’s combined tax rate of 42.84%, of $153,581.

NOTE 5- COMMITMENTS

The Company had leased approximately 6,000 square feet of combined office and warehouse space in leased premises located at 201 East Arena Street, El Segundo, California, at a monthly rental rate of $4,465. The lease commenced July 1, 2003 and expires June 30, 2006. Guru Denim, Inc., with the landlord’s permission, terminated the lease effective July 15, 2004 and received back its deposit of $22,325 minus a one-time lease termination fee of $4,000.

In July of 2004, the Company entered into a lease for approximately 20,000 square feet of combined office and warehouse space located at 1525 Rio Vista Avenue, Los Angeles, California, at a monthly rental rate of $15,500. The lease commenced July 1, 2004 and expires June 30, 2007. Guru Denim, Inc. conducts all of its executive and administrative functions in, and ships True Religion Brand Jeans to its customers from, this facility.

Year ending December 31,

2005	$188,790
2006	$194,460
2007	$98,670
$481,920

NOTE 6 – STOCK OPTIONS

On July 19, 2003 the board of directors of the Company granted 450,000 stock options with an exercise price of $0.48 to Charles A. Lesser, the Company’s Chief Financial Officer. At the time of this grant, Mr. Lesser was also the Chief Operating Officer of the company’s subsidiary company Guru Denim, Inc. These stock options vest at the rate of 12,500 per month beginning on the first day of the month following the date of the Agreement. There were no stock options exercised during the year ended December 31, 2003.

On July 19, 2003 the board of directors of the Company granted to Mr. Mark Saltzman, one of the Company’s directors, 15,000 stock options at an exercise price of $0.48 for his service as a Director from July 1, 2003 - June 30, 2004.

On April 22, 2004 the board of directors of the Company formally approved the adoption of the 2004 Employee Stock Option Plan with a total of 3,000,000 options available for grant. On July 22, 2004 the board of directors granted 1,600,000 options to nine employees at an exercise price of $0.77, the fair market value of the Company’s common stock at that date.

On August 16, 2004 our shareholders approved the stock option plan which had been approved by the Board of Directors on April 22, 2004. Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option and have initial terms of between five and ten years.

On August 13, 2004, the Company granted to Mark Saltzman, as part of his employment agreement, options to purchase 200,000 shares of Common Stock at an exercise price of $1.20 per share.

Between October 11, 2004 and December 14, 2004, the Company granted options to purchase 260,000 shares of Common Stock at exercise prices ranging between $2.10 and $7.65 per share, the fair market value on the date of grant.

Changes in the status of options are summarized for years ended December 31,

	2004	2003
Outstanding at beginning of year	465,000	—
Granted	2,060,000	465,000
Cancelled or expired	33,334	—
Exercised	18,000	—
Price range of options	$0.77-7.65	$0.48
Outstanding at end of year	2,473,666	465,000

There were no stock options exercised during the year ended December 31, 2003 and there were no stock appreciation rights outstanding on December 31, 2004 or 2003.

NOTE 7 – CONCENTRATIONS OF CERTAIN RISKS

The Company performs ongoing credit evaluations of its customer’s financial condition, and limits the amount of credit extended when deemed necessary, but generally does not require collateral. At December 31, 2004 one of the Company’s customers accounted for 25% of the Company’s accounts receivable and 28% of the Company’s net sales for the year ended December 31, 2004.

NOTE 8 – INCOME TAXES

The components of income tax expense are as follows

	December 31,
	2004	2003
Current:
Federal	$2,010,436	$—
State	635,704	—
	2,646,140	$—

Deferred:
Federal	(141,975)	—
State	(5,484)	—
	(147,459)	—

Income Tax Expense	$2,498,681	$—

The major deferred tax asset items are as follows

Current:
Bad debt reserve	$55,691	—
State income taxes	199,427	—
Prepaid expenses	(26,464)	—
	$228,654	—

The major deferred tax liability items are as follows:

Non-current:
Accumulated depreciation	$81,195	—

As of December 31, 2004 unused net operating losses of approximately $289,000 are available to offset current years federal and state taxable income. SFAS 109 requires that the tax benefit of such NOLs be recorded using current tax rates as an asset to the extent management assesses the utilization of such NOLs to be more likely than not. Based upon the Company’s short term historical operating performance, the Company provided a full valuation allowance against the deferred tax asset in 2003.

NOTE 9 - LEGAL PROCEEDINGS

On December 12, 2003, the Company’s subsidiary Guru Denim, Inc. filed a lawsuit in the Superior Court of the County of Los Angeles against The Indigo Group USA, Inc. and Jeremy Lew for damages in the amount of $800,000 and declaratory and injunctive relief for intentional interference with the Company’s business relations with third parties. The Indigo Group USA, Inc. is a former shareholder of Guru Denim, Inc., and Mr. Lew is one of The Indigo Group USA, Inc.’s officers. The Complaint asserted that The Indigo Group USA, Inc. and Jeremy Lew had contacted current and former contractors and parties having business relations with the Company as part of a broad campaign to injure the Company’s business reputation and credit, to interfere with the Company’s business relationships and to infringe upon its trademarks.

On January 13, 2004, The Indigo Group USA, Inc. and Jeremy Lew filed a Cross-Complaint against the Company’s subsidiary, Guru Denim, Inc. and the Company’s President, Jeffrey Lubell for damages in the amount of $1,000,000 claiming breach of written and oral contracts, fraud, conversion and unfair competition and asking for damages and rescission of a mutual release dated June 19, 2003 and a settlement agreement dated as of November 5, 2003.

On September 15, 2004, the Company’s subsidiary Guru Denim Inc. signed a Settlement Agreement and Mutual General Release with The Indigo Group USA and Jeremy Lew terminating the lawsuit. In consideration of the Settlement Agreement, Guru Denim, Inc. agreed to pay to the Indigo Group USA $125,000 and to dismiss its lawsuit of December 12, 2003. In consideration of the Settlement Agreement, The Indigo Group USA agreed to dismiss their cross-complaint of January 13, 2004 and to return certain merchandise and hardware related to prior production done by Indigo on behalf of Guru Denim, Inc. In addition, The Indigo Group USA, Inc. and Jeremy Lew acknowledged and confirmed that neither of them has any right, title or interest in or to the trademarks or trade names used by Guru Denim, Inc. As of September 15, 2004, the settlement amount of $125,000 had been paid.

On December 16, 2004, Joseph C. Canouse filed a Complaint in the United States District Court for the Northern District of Georgia alleging breach of a written consulting agreement dated February 26, 2004. Mr. Canouse claimed that he is entitled to a fee equal to 100,000 of our common shares at their maximum value from February 26, 2004 through the date of filing the Complaint, together with share purchase warrants entitling him to purchase an additional 100,000 of our common shares at an exercise price of $1.11 per share.

The Company denied any liability to Mr. Canouse and filed a motion to dismiss his claims on the grounds that the United States District Court for the Northern District of Georgia had no jurisdiction to hear them. In a Consent Order Dismissing Case Without Prejudice dated March 15, 2005, the United States District Court for the Northern District of Georgia dismissed the case without prejudice to Mr. Canouse’s ability to refile his claim in another forum.

On March 18, 2005, Mr. Canouse filed a Complaint in the United States District Court for the Central District of California (Western Division), Case No. CV05 1978, alleging breach of an agreement for consulting services, fraud, unjust enrichment and quantum meruit. Mr. Canouse claims that the Company owes him damages in the form of 100,000 shares of its common stock valued at its maximum value between February 26, 2004 and the date of filing of the Complaint, together with share purchase warrants entitling him to purchase an additional 100,000 of the Company’s common shares at an exercise price of $1.11 per share or the equivalent value of these securities in money, plus attorney’s fees.

The Company denies any liability to Mr. Canouse and intends to defend the California lawsuit vigorously.

NOTE 10- SUBSEQUENT EVENTS

On December 31, 2004, Guru Denim terminated its agreement with First Capital and entered into a new factoring agreement with Merchant Factors Corp. which went into effect January 3, 2005. This agreement is for a one year term and will automatically renew after the first year on a month-to-month basis unless terminated by Guru Denim on 60 days notice, which Guru Denim may give only after the end of the first year. In the agreement, Merchant Factors Corp. has agreed to advance to Guru Denim up to 85% of those of Guru Denim’s net receivables as are pre-approved by them and Guru Denim has agreed:

•	to submit all sales to the Merchant Factors Corp. for approval prior to shipment to the customer.

•

to assign to Merchant Factors Corp. all of its sales invoices that are acceptable to them, with full recourse to Guru Denim in the event of non-payment by its customer for any reason except a financial inability to pay (this exception only applies to customers whose credit has been approved by the factor in advance).

•

to pay to the factor interest on all amounts charged to Guru Denim’s account from the date charged until repaid at a rate equal to one percent (1%) above the prime rate of interest charged from time-to-time by HSBC Bank USA, New York, N.Y., provided that the rate of interest shall never be lower than four percent (4%).

•

to pay to Merchant Factors Corp. monthly commissions equal to seventy-five one hundredths of one percent (0.75%) of the net amount received by Guru Denim from the factor during the previous month as advances against receivables purchased by the factor, subject to increase in certain specified circumstances; and further subject to Guru Denim’s agreement that the minimum commission for any year during the term of the factoring agreement shall be $24,000.

In addition, Guru Denim granted to Merchant Factors Corp. a security interest on all of its current and future receivables in order to secure payment to the factor of any amounts due from Guru Denim to them.

Jeffrey Lubell and Kimberly Lubell, have jointly and severally guaranteed repayment by Guru Denim of up to $300,000 of any sums due to Merchant Factors Corp. under, and the performance by Guru Denim of its obligations under, the factoring agreement.

On March 15, the Company filed an extension for filing of its Federal and California Corporate Income Tax returns for the year ending December 31, 2004 and paid estimated payments of $1,923,589 and $560,344, respectively.

During the period from January 1, 2005 to March 25, 2005 seven employees exercised a total of 166,001 stock options granted under the 2004 Stock Option Plan at exercise prices ranging from $0.48-$3.00. The Company issued 166,001 shares of common stock and received exercise proceeds of $149,422.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

In November, 2003, we decided to engage new auditors as our independent accountants to audit our financial statements. Our Board of Directors approved the change of accountants to Stonefield, Josephson, Inc. effective on November 12, 2003. Accordingly, we dismissed Malone & Bailey on November 13, 2003. Malone and Bailey was appointed our principal independent accountant on May 9, 2003 after the dismissal of our previous principal independent accountants, Davidson & Company on May 7, 2003.

During our recent fiscal years ended August 31, 2002 and 2001, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure. The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended August 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was based on the appointment of new directors to our Board of Directors.

We have engaged the firm of Stonefield, Josephson, Inc. as of November 12, 2003. In connection with the fiscal years ended August 31, 2002 and 2001 and any subsequent interim periods preceding the change in accountants, Stonefield, Josephson, Inc. was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements. In connection with the fiscal years ended August 31, 2002 and 2001 and any subsequent interim periods preceding the change in accountants, Stonefield, Josephson, Inc. did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of True Religion, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by True Religion Apparel, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.